Exhibit 3.9

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NUVEEN ASSET MANAGEMENT INC.

Nuveen Asset Management Inc., a corporation organized and existing under and by virtue of the Delaware General Corporation Law, which was originally incorporated as Mead Financial Advisers, Inc. and filed its original Certificate of Incorporation with the Secretary of State on September 14, 1978, does hereby certify that the Certificate of Incorporation of Nuveen Asset Management Inc. is hereby amended and restated in its entirety to read as follows:

ARTICLE 1

The name of the Corporation is hereby changed from Nuveen Asset Management Inc. to
NUVEEN ASSET MANAGEMENT (the “Corporation”).

ARTICLE 2

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at that address is Corporation Trust Company.

ARTICLE 3

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).

ARTICLE 4

4.1           The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, one cent ($.01) par value per share (the “Common Stock”).

4.2           Each holder of record of shares of Common Stock shall be entitled to vote at all meetings of the stockholders and shall have one vote for each share held by him or her of record.

4.3           Subject to all of the rights of the holders of all classes or series of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive dividends at such times and in such amounts as may be determined by the Board of Directors of the Corporation.

ARTICLE 5

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(a)           The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b)           The Board of Directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

(c)           The number of directors of the corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

(d)           At each annual meeting of the stockholders, directors shall be elected for a one-year term. If the number of directors is decreased, such decrease shall not shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement or removal from office.

(e)           No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

(f)            In addition to the powers and authority by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the Delaware General Corporation Law and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

ARTICLE 6

The Corporation shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Corporation), by reason of his acting as a director of the Corporation (and the Corporation, in the discretion of the Board of Directors, shall so indemnify a person by reason of the fact that he is or was an officer or employee of the Corporation or is or was serving at the request of the

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Corporation in any other capacity for or on behalf of the Corporation) against any liability or expense actually or reasonably incurred by such person in respect thereof; provided, however, that the Corporation shall not be obligated to indemnify any such person: (i) with respect to proceedings, claims or actions initiated or brought voluntarily without the authorization or consent of the Corporation by such person and not by way of defense; or (ii) for any amounts paid in settlement of an action effected without the prior written consent of the Corporation to such settlement. Such indemnification is not exclusive of any other right of indemnification provided by law, agreement or otherwise.

ARTICLE 7

No amendment to or repeal of Articles 5(e) or 6 of this Certificate of Incorporation shall apply to or have any effect on the rights of any individual referred to in Articles 5(e) or 6 for or with respect to acts or omissions of such individual occurring prior to such amendment or repeal.

ARTICLE 8

Mootings of stockholder may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the Delaware General Corporation Law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

ARTICLE 9

No stockholder of the Corporation shall by reason of holding shares of any class of stock have any preemptive or preferential right to purchase or subscribe to any shares of any class of stock of the Corporation, now or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class of such stock, now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities would adversely affect the dividend or voting rights of such stockholder, other than such rights, if any, as the Board of Directors, in its discretion from time to time, may grant and at such price as the Board of Directors in its discretion may fix; and the Board of Directors may issue shares of any class of stock of the Corporation, or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class of such stock, without offering any such shares of any class, either in whole or in part, to the existing stockholders of any class of such stock.

ARTICLE 10

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the Delaware General Corporation Law or on the application of trustees in

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dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the Delaware General Corporation Law, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE 11

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE 12

This Amended and Restated Certificate of Incorporation shall be effective as of 12:00 a.m., Eastern Standard Time, on January 1, 2005.

This Amended and Restated Certificate of Incorporation was duly adopted by the sole stockholder in accordance with the applicable provisions of Section 228, 242 and 245 of the Delaware General Corporation Law.

[signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed this 23rd day of December, 2004.

By:	/s/ Alan G. Berkshire
Name: Alan G. Berkshire
Title: Senior Vice President